Exhibit 10.16

SEABOARD CORPORATION

NAMED EXECUTIVE OFFICERS’ BONUS POLICY

PURPOSE:  The purpose of this policy (“Bonus Policy”) is to establish guidelines for the payment of bonus compensation to the named executive officers of Seaboard Corporation (the “Company”).

AFFECTS:  The Chief Executive Officer, the Principal Financial Officer and the other named executive officers of Seaboard Corporation, as defined in Item 402 of Regulation SK (the “NEO’s”).

POLICY:

1.	Bonus Compensation Philosophy. The Company maintains the philosophy that determination of bonus compensation for its executive officers is based upon a recognition that these officers are responsible for implementing the Company’s long-term strategic objectives. All executive compensation, including the bonus portion, is designed to attract and retain top executive employees.

2.	Basis for Determination of Bonus Compensation. The Board of Directors shall approve the annual bonus amounts based upon the recommendation of the Company’s Chief Executive Officer. Except as provided in any Employment Agreement with an NEO, the bonus amounts will be based on a subjective review of the Company’s financial performance, an assessment of each such officer’s individual contribution to that performance and other discretionary factors.

3.	Method and Timing. Payments will be made in cash before March 15 following the end of the fiscal year to which the bonus compensation relates. Except as provided in any Employment Agreement with an NEO, in lieu of paying an NEO his Annual Bonus, the Company may make a Company 162(m) Contribution pursuant to the Seaboard Corporation Post-2018 Non-Qualified Deferred Compensation Plan (the “Plan”) to the Account of such NEO thereunder in an amount equal to that portion of such NEO’s bonus or a portion of it that constitutes 162(m) Excess Compensation.

4.	Compliance with Section 409A of the Internal Revenue Code. It is the intent of the Company that all payments made under this Bonus Policy will be exempt from Section 409A of the Code and the Treasury regulations and guidance issued thereunder (“Section 409A”) pursuant to the “short-term deferral” exemption. Notwithstanding any provisions of this Bonus Policy to the contrary, (i) this Bonus Policy shall not be amended in any manner that would cause any amounts payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such noncompliance shall be of no force or effect with respect to this Bonus Policy; and (ii) the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Bonus

Policy to reflect the intention that this Bonus Policy qualifies for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Bonus Policy and with the least reduction, if any, in overall benefit to a Participant to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. Neither the Company nor the Board makes any representation that this Bonus Policy shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan.

EFFECTIVE DATE:  As of the 2021 bonus and supersedes all Executive Bonus Policies in effect prior thereto with respect to the named executive officers.